T00381311

CERTIFICATE OF AMENDMENT
TO
DECLARATION OF TRUST
OF THE MEEDER FUNDS

The Trustees of the Meeder Funds, organized and existing as a Massachusetts Business Trust, do hereby amend the Declaration of Trust as of this 28th day of September, 2016 as follows:

1. To resolve an ambiguity, Article VII of the Declaration of Trust is hereby amended by adding the following section:

   Section 7.5. Redemptions at the Option of the Trust. At the option of the Trustees, the Trust may from time to time, without the vote of the shareholders but subject to the 1940 Act, redeem shares of any shareholder or authorize the closing of any shareholder account, subject to such conditions as may be established from time to time by the Board of Trustees and disclosed to shareholders.

2. Appendix I is hereby amended and revised as follows:

   1. The Funds shall be designated as follows:

   Meeder Funds

   Prime Money Market Fund
   Institutional Prime Money Market Fund
   Total Return Bond Fund
   Balanced Fund
   Muirfield Fund®
   Spectrum Fund
   Dynamic Growth Fund
   Global Opportunities Fund
   Aggressive Growth Fund
   Quantex Fund™
   Infrastructure Fund
   Dividend Opportunities Fund

/s/ Robert S. Meeder, Jr.
Robert S. Meeder, Jr.,
as Trustee
6125 Memorial Drive
Dublin, OH 43017

/s/ Stuart M. Allen
Stuart M. Allen,
as Trustee
6125 Memorial Drive
Dublin, OH 43017

/s/ Anthony D'Angelo
Anthony D'Angelo,
as Trustee
6125 Memorial Drive
Dublin, OH 43017

Check# 0005037-2

MGL CHAPTER 182

William Francis Galvin

WILLIAM FRANCIS GALVIN
SECRETARY OF THE COMMONWEALTH

SECRETARY OF THE COMMONWEALTH
2016 OCT 31 AM 10:29
CORPORATIONS DIVISION

1276990

Merge Y N

R/A Y ____ N

Cons. Y N

Pr.Off ________

Tru ________

DB